Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274199

PROSPECTUS

electroCore, Inc.

1,092,905 shares of Common Stock

This prospectus relates to the resale by the selling securityholders identified in this prospectus of up to an aggregate of 1,092,905 shares (the “Common Shares”) of our common stock, $0.001 par value per share (“Common Stock”), consisting of (i) up to 922,937 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock (the “Warrants”) that were issued by us to certain institutional and accredited investors, and certain of our officers and directors, in concurrent private placement transactions completed on August 2, 2023, and (ii) up to 169,968 shares of Common Stock issued to such officers and directors in one of the concurrent private placements.

We are registering the resale of the Common Shares as required by the securities purchase agreements for the concurrent private placements. We are not selling any securities under this prospectus and will not receive any proceeds from sales of the shares of Common Stock by the selling securityholders or their permitted transferees. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. Each such Warrant is exercisable beginning six months from the date of issuance at an exercise price of $4.35 per share (subject to adjustment as set forth in the Warrant) and expires five years from the initial exercise date.

The selling securityholders may sell the Common Shares in a number of different ways and at varying prices that will be determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution” for more information about how the selling securityholders may sell the Common Shares pursuant to this prospectus.

The selling securityholders will pay all brokerage fees and commissions and similar expenses. We will pay certain expenses (except brokerage fees and commissions and similar expenses) incurred in registering the Common Shares, including legal and accounting fees. See “Plan of Distribution” for additional information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ ECOR.” On August 24, 2023, the last reported sale price of our Common Stock was $4.88 per share.

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 11 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 1, 2023.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

PROSPECTUS SUMMARY	6

THE OFFERING	9

RISK FACTORS	10

USE OF PROCEEDS	10

MARKET INFORMATION	10

DIVIDEND POLICY	10

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	11

SELLING SECURITYHOLDERS	12

DESCRIPTION OF SECURITIES THAT THE SELLING SECURITYHOLDERS ARE OFFERING	16

PLAN OF DISTRIBUTION	17

EXPERTS	19

LEGAL MATTERS	19

WHERE YOU CAN FIND MORE INFORMATION	19

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	20

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling securityholders may sell from time to time in one or more offerings the Common Shares described in this prospectus. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our Common Stock.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our Common Stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “electroCore,” the “Company” and similar designations refer to electroCore, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, liquidity, future revenue, projected expenses, results of operations, expectations concerning the timing and our ability to commence and subsequently report data from planned non-clinical studies and clinical trials, prospects, plans and objectives of management are forward-looking statements. The words “believe,” “can,” “could,” “may,” “might,” “seek,” “will,” “estimate,” “expect,” “would,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “project,” “opportunity,” “goals,” “target,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors.

These forward-looking statements include, but are not limited to, statements concerning the following:

●	We have a history of significant losses. If we do not achieve and sustain profitability, our financial condition could suffer. Our failure to become and remain profitable could negatively impact the results of our operations and your investment.

●	We will be required to obtain additional funds in the future, and these funds may not be available on acceptable terms or at all.

●	Commercializing our gammaCore SAPPHIRE® therapy for additional neurological conditions may require clinical trials that are very expensive, time-consuming, difficult to design and implement and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies, clinical trials or commercial success.

●	We recently launched our Truvaga® and TAC-STIM® branded products for wellness and human performance. Commercialization of these products may be very expensive, time consuming and may not generate favorable financial results.

●	Our business is subject to extensive governmental regulation that makes it expensive and time consuming for us to bring our gammaCore therapy and our general wellness products to market in the United States and other countries and to expand the use of our gammaCore therapy to additional therapeutic indications, and to expand the reach of our wellness initiatives.

●	Risks associated with a failure to maintain regulatory approvals or clearances and other risk relating to the regulation of our industry and products including the conformity of our wellness products under FDA general wellness regulatory guidance.

●	We depend heavily on revenue from the Department of Defense and the Department of Veterans Affairs for a substantial portion of our business. Changes in the U.S. Government’s priorities, or delays or reductions in spending could have a material adverse effect on our business.

●	Our potential revenue in the United Kingdom is substantially dependent on government funding arrangements and changes in governmental policy for such arrangements could cause material harm to our business.

●	We must demonstrate to patients, physicians and third-party payers the medical and economic benefits of our gammaCore therapy compared to those of our competitors or other available therapies and such comparisons may not be realizable.

●	Our operating results may vary significantly from quarter to quarter because of seasonality, bulk orders, shipments to distributors or otherwise.

●	If we fail to develop and retain an effective sales force, our business could suffer.

●	If our competitors are better able to develop and market primary headache treatments that are safer, more effective, less costly, easier to use or otherwise more attractive than our gammaCore therapy, our business and business prospects will be adversely impacted

●	Many of our primary headache competitors are large, well-established companies with substantially greater resources than us and have a long history of competing in the migraine or wellness markets.

●	Our international operations subject us to certain operating and compliance risks, which could adversely impact our results of operations and financial condition.

●	We may not be able to establish or strengthen our brands.

●	We rely upon primary, secondary, and sole source third-party suppliers located in China and elsewhere for components and packaging of our gammaCore products, which suppliers have paused delivery at our request, thereby making us vulnerable to supply shortages, price fluctuations, and an inability to reactivate supply chains, if necessary, all of which could harm our business.

●	Sales of a substantial number of shares of our Common Stock in the public market could cause our stock price to fall.

●	We do not currently intend to pay dividends on our Common Stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

●	Our stock price may be volatile, and you may not be able to resell shares of our Common Stock at or above the price you paid.

Our forward-looking statements are based largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in “Risk Factors” in this prospectus, and under a similar heading in any other annual, periodic or current report incorporated by reference into this prospectus or that we may file with the SEC in the future. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge quickly and from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus, may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus, and under a similar heading in any annual, periodic or current report incorporated by reference into this prospectus, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. You are advised to consult any further disclosures we make on related subjects in our future public filings. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including our consolidated financial statements and the notes thereto, and the factors under the heading “Risk Factors” beginning on page 11 of this prospectus, before making an investment decision about investing in our Common Stock.

Company Overview

We are a commercial stage bioelectronic medicine and wellness company dedicated to improving health through our non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and the development and commercialization of consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

nVNS is a platform bioelectronic technology that modulates neurotransmitters and immune function through its effects on both the peripheral and central nervous systems. Our nVNS treatment is delivered through a proprietary high-frequency burst waveform that safely and comfortably passes through the skin and stimulates therapeutically relevant fibers in the vagus nerve. Various scientific publications suggest that nVNS works through several mechanistic pathways including the modulation of neurotransmitters.

Historically, vagus nerve stimulation or VNS, required an invasive surgical procedure to implant a costly medical device. This limitation has generally limited VNS from being used by anyone other than the most severe patients. Our medical devices and wellness products are self-administered and intended for regular or intermittent use over many years.

Our business is supported by our in-house capabilities spanning research and development, regulatory affairs and compliance, sales and marketing, product testing, assembly, fulfillment, and customer support. We derive revenues from the sale of medical devices and wellness products in the United States and select overseas markets. We have two principal product categories:

● Handheld, personal use medical devices for the management and treatment of certain medical conditions; and

● Handheld, personal use consumer product offerings utilizing nVNS technology to promote general wellbeing and human performance.

We believe our nVNS treatment may be used in the future to effectively treat additional medical conditions, promote general wellbeing, or improve human performance.

Our goal is to be a leader in non-invasive neuromodulation by using our proprietary nVNS platform technology to deliver better health. To achieve this, we offer multiple propositions:

● Prescription gammaCore medical devices for the treatment of certain medical conditions such as primary headache;

● Our Truvaga product for the support of general health and wellbeing; and

● Our TAC-STIM product for human performance as defined by the United States Air Force Research Laboratory.

Our gammaCore product is a prescription medical device currently FDA cleared for a variety of primary headache conditions. It is available by prescription only and our flagship model, gammaCore Sapphire, is a portable, reusable, rechargeable and reloadable personal use option for patients to use at home or on the go. Prescriptions are written by a health care provider and dispensed from a specialty pharmacy, through the patient’s healthcare provider or fulfilled directly to certain patients directly from our facility in Rockaway, NJ. After the initial prescription is filled, access to additional therapy can be refilled for certain of our gammaCore medical devices periodically through the input of a prescription-only authorization.

Our Truvaga product is a personal use consumer electronics wellness product that does not require a prescription and is available direct-to-consumer from electroCore at www.truvaga.com. Our Truvaga product is not intended for medical use.

Our TAC-STIM product is a form of nVNS for human performance and has been developed in collaboration with the United States Department of Defense Biotech Optimized for Operational Solutions and Tactics, or “BOOST” program.

In June 2023, we announced that our TAC-STIM product, had been selected to be a part of the Air Force Research Laboratories, or “AFRL”, Real-Time Assessing and Augmenting Cognitive Performance in Extreme Environments, or “A2PEX” Grant Program. A2PEX is a five-year project led by the Florida Institute for Human and Machine Cognition, or “IHMC” that includes internationally recognized leaders in wearable technologies from industry and academia. The goal of A2PEX is to build a wearable system to sense, assess and augment cognitive performance in operational environments. Sensors developed by A2PEX partners will develop electrophysiological and biomarker sensors to assess Airmen stress/fatigue in extreme environments. electroCore’s proprietary TAC-STIM nVNS product has been commissioned by IHMC for integration into the A2PEX system with the goal of mitigating fatigue and augmenting performance.

We are exploring strategies to make our TAC-STIM product available to other branches of the active-duty military and certain human performance professionals in the United States and abroad.

Our TAC-STIM product is not a medical device and is not intended to diagnose, cure, mitigate, prevent, or treat a disease or condition.

We have focused most of our historical sales efforts in two channels, the United States Department of Veterans Affairs and United States Department of Defense, or VA/DoD, and the United Kingdom utilizing our FDA cleared and CE marked product, gammaCore medical device.

The United States Department of Veteran Affairs comprised 58.6% and 59.8% of our revenue during the three and six months ended June 30, 2023, respectively. We expect that a majority of our 2023 sales will be made pursuant to our qualifying contract under the Federal Supply Schedule or FSS, which was secured by us in December 2018, as well as open market sales to individual facilities within the government channels. The FSS is scheduled to expire on January 15, 2024. We have submitted a renewal application for extension of our qualifying contract under the FSS from the Department of Veterans Affairs Office of Procurement and Logistics, but there is no assurance the FSS will be renewed, if at all, or renewed at terms favorable to us. Our sales function in this channel is comprised of electroCore employees and independent contractors.

Sales under the Med Tech Funding Mandate, or MTFM, program for cluster headache in the UK comprised 8.0% and 8.7% of our revenue during the three and six months ended June 30, 2023, respectively. During the remainder of 2023, we plan on continued expansion under this program, as well as continue to utilize distribution partners to commercialize our nVNS technology in territories outside the United States and United Kingdom. In 2023, we expect NICE to review the guidance document and any changes in recommendation or pricing may adversely impact our ability to work with NHS England on the MTFM program.

Recent Offerings

On August 2, 2023, we consummated the transaction (the “Registered Direct Offering”) contemplated by a securities purchase agreement (the “Registered Direct Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”) providing for the sale by us of (i) 1,062,600 registered shares (the “RD Shares”) of Common Stock and (ii) pre-funded warrants (the “RD Pre-funded Warrants”) to purchase up to 613,314 shares of Common Stock (the “RD Pre-funded Warrant Shares”). In a concurrent private placement, we issued and sold to the Purchasers warrants to purchase up to 837,955 shares of Common Stock (the “PIPE Warrants”). Each share of Common Stock in the Registered Direct Offering was sold together with one-half of one PIPE Warrant at a combined effective offering price of $4.4125 per share and related warrant. The PIPE Warrants are exercisable commencing six months after the date of issuance at a price of $4.35 per share and will expire five years after they first become exercisable.

In a separate concurrent private placement, on August 2, 2023, we consummated the transaction contemplated by a separate securities purchase agreement with certain officers and directors of the Company (the “Private Agreements”), providing for the sale by us of (i) 169,968 shares of Common Stock (the “Private Shares” and together with the RD Shares, the “Shares”), and (ii) warrants to purchase up to 84,982 shares of Common Stock (the “Private Warrants”). Each Private Share was sold together with one-half of one Private Warrant at a combined effective offering price of $4.4125 per share and related warrant. The Private Warrants issued and sold to these officers and directors have the same terms as the PIPE Warrants sold to the institutional and accredited investors.

The Shares were sold at a purchase price of $4.35 per share. The RD Pre-funded Warrants were sold at a purchase price of $4.35 minus $0.001 per Pre-Funded Warrant, and are exercisable immediately at an exercise price of $0.001 per share. The PIPE Warrants and Private Warrants are only exercisable for whole shares of Common Stock.

We also entered into a letter agreement (the “Placement Agent Agreement”) with Paulson Investment Company, LLC (the “Placement Agent”), pursuant to which the Placement Agent acted as the exclusive placement agent for us in connection with the Registered Direct Offering. We paid the Placement Agent a cash fee of $300,000 and agreed to customary indemnification obligations to the Placement Agent.

The registration statement of which this prospectus is a part relates to the resale of the Private Shares issued pursuant to the Private Agreements and to the Common Shares issuable pursuant to the PIPE Warrants and Private Warrants upon exercise of such warrants.

Corporate Information

Our principal executive offices are located at 200 Forge Way, Suite 205, Rockaway, New Jersey 07866. Our telephone number is (973) 290-0097 and our website address is www.electrocore.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information available on or accessible through our website does not constitute a part of this prospectus and should not be relied upon. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ECOR”.

THE OFFERING
Common Stock Offered by the Selling Securityholders	1,092,905 shares of Common Stock.
Terms of the Offering	Each selling securityholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”
Common Stock Outstanding	5,998,773 shares of Common Stock (as of August 4, 2023)(1)
Use of Proceeds	We will not receive any proceeds from the sale of shares of our Common Stock by the selling securityholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. See “Use of Proceeds” on page 11 of this prospectus for a more detailed discussion.
Offering Price	The selling securityholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
Nasdaq Capital Market Symbol	ECOR
Risk Factors	See “Risk Factors” beginning on page 11, for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.
Lock-Up Agreements	We, and our officers and directors participating in the offering, have agreed, subject to certain exceptions, for a period of 180 days after July 31, 2023, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our Common Stock or any securities convertible into or exchangeable for shares of our Common Stock without the prior written consent of the lead institutional investors.

(1) The number of shares of our Common Stock that will be outstanding after this offering is based on 5,998,773 shares of our Common Stock outstanding as of August 4, 2023 (before giving effect to the issuance and assumed exercise of the Warrants to purchase 922,937 shares of Common Stock issued to the selling securityholders on August 2, 2023 in connection with the Registered Direct Offering and excludes as of that date: (i) 537,000 shares of our Common Stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $38.36 per share; (ii) 1,000 shares of our Common Stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $229.50 per share; (iii) 280,000 shares of our Common Stock reserved for issuance upon settlement of restricted and deferred stock units; and (iv) up to 613,314 shares of Common Stock issuable upon exercise of the RD Pre-Funded Warrants.

The selling securityholders named in this prospectus may offer and sell up to 1,092,905 shares of Common Stock including 922,937 shares of Common Stock which are issuable upon exercise of the Warrants.

Each selling securityholder is prohibited, subject to certain exceptions and by the determination of the holder, from exercising the RD Pre-Funded Warrants and Warrants to the extent that immediately prior to or after giving effect to such exercise, the selling securityholder, together with its affiliates and other attribution parties, would own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance), as indicated on such selling securityholder’s Warrant, of the total number of shares of the Common Stock then issued and outstanding, which percentage may be changed at the selling securityholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to us.

Shares of Common Stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling securityholders of any of the Common Stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling securityholders for offer and resale, we are referring to shares of Common Stock held by the selling securityholders as well as the shares of Common Stock that may in the future be issued to the selling securityholders in connection with the exercise of the Warrants. When we refer to the selling securityholders in this prospectus, we are referring to the selling securityholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), making a decision about investing in our Common Stock. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. For more information, see the section entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holders of the Common Shares described in the section titled “Selling Securityholders” to resell such securities. The selling securityholders will receive all of the net proceeds from sales of Common Shares sold pursuant to this prospectus and we will not receive any proceeds from the resale of any Common Shares offered by this prospectus by the selling securityholders. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants. Any proceeds from the exercise of the Warrants will be used for working capital and general corporate purposes. We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of Common Shares to be sold by the selling securityholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of our counsel, or collectively, the Registration Expenses. Other than Registration Expenses, the selling securityholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of such securities.

MARKET INFORMATION

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ECOR.” On August 24, 2023, the last reported sale price for our Common Stock on The Nasdaq Capital Market was $4.88 per share. As of July 31, 2023, we had approximately 361 stockholders of record.

DIVIDEND POLICY

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, and the other transactions discussed in the sections titled “Executive Compensation” and “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 5, 2023 and incorporated by reference herein, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

●	the amounts involved exceeded or will exceed the lesser of (a) $120,000 or (b) 1% of the average of our total assets for the fiscal years ended December 31, 2022 or 2021; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

On May 22, 2023, the Company and Joseph P. Errico, a director who resigned from the Board on such date, entered into an amendment to Mr. Errico’s Consulting Agreement with the Company (the “Consulting Agreement”), pursuant to which Mr. Errico will serve as a Science and Strategic Advisor to the Company providing certain consulting and advisory services to the Company’s Chief Executive Officer for a three-year term. In consideration for such services, Mr. Errico will receive $10,000 per calendar month for up to 20 hours per a month plus hourly or per diem fees for any additional services. The Consulting Agreement contains additional customary provisions and sets forth a framework for Mr. Errico to attend regularly scheduled meetings of the Board in a non-voting, observer capacity through May 22, 2024.

SELLING SECURITYHOLDERS

We are registering the resale of 1,092,905 shares of Common Stock, including 922,937 shares of Common Stock which are issuable upon the exercise of the Warrants, held by the selling securityholders identified below to permit such selling securityholders, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended). For additional information regarding the transactions pursuant to which we offered and sold such Securities to the selling securityholders, see “Recent Offerings” in “Prospectus Summary” above.

The selling securityholders may sell some, all or none of their Common Shares. We do not know how long each of the selling securityholder will hold their Common Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale or other disposition of any of the Common Shares. The Common Shares covered hereby may be offered from time to time by the selling securityholders. As a result, we cannot estimate the number of shares of Common Stock each of the selling securityholders will beneficially own after termination of sales under this prospectus. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their shares of Common Stock since the date on which it provided information for this table.

The following table sets forth the name of each selling securityholder, the number and percentage of our outstanding shares of Common Stock beneficially owned by the selling securityholder as of August 4, 2023, the number of Common Shares that may be offered under this prospectus, and the number and percentage of our outstanding shares of Common Stock beneficially owned by the selling securityholder, in each case assuming exercise of the Warrants held by such selling securityholder on that date without regard to any limitations on exercise of such Warrants, assuming all of the Common Shares covered hereby are sold. Except as otherwise noted, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. Under the terms of the RD Pre-funded Warrants and Warrants held by the selling securityholders, each selling securityholder may not exercise the RD Pre-funded Warrant or Warrant held by such selling securityholder to the extent such exercise would cause the selling securityholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% (or 9.99% at the election of the holder prior to the date of issuance), as indicated in such selling securityholder’s warrant, of our then outstanding Common Stock following such exercise, excluding, for purposes of such determination, Common Stock issuable upon exercise of the RD Pre-funded Warrants or Warrants held by the Investor, which have not been exercised. The number of Common Shares in the first and fourth columns and the percentage in the second and fifth columns reflect these limitations.

The information in the table below and the footnotes thereto regarding shares of Common Stock to be beneficially owned after the offering pursuant to this prospectus assumes the exercise of the Warrants by the selling securityholders and sale of all Common Shares, including those issuable pursuant to the Warrants, being offered by the selling securityholders under this prospectus. Information contained in the table below and the footnotes thereto is based upon information provided to us by the selling securityholders. The selling securityholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Common Stock since the date on which the information in the table below is presented. Information about the selling securityholders may change over time. The percentage of shares owned after the offering is based on 5,998,773 shares of Common Stock outstanding as of August 4, 2023, which excludes (i) 537,000 shares of our Common Stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $38.36 per share; (ii) 1,000 shares of our Common Stock reserved for issuance upon the exercise of outstanding warrants at a weighted average exercise price of $229.50 per share; (iii) 280,000 shares of our Common Stock reserved for issuance upon settlement of restricted and deferred stock units; and (iv) up to 613,314 shares of Common Stock issuable upon exercise of the RD Pre-Funded Warrants, but assumes exercise of the Warrants by the selling securityholders and sale of all Common Shares, including those issuable pursuant to the Warrants.

						After Offering
Name and Address	Number of Common Shares Beneficially Owned Before the Offering(1)		Percentage of Common Shares Beneficially Owned Before the Offering	Maximum Number of Common Shares Offered		Number of Common Shares Beneficially Owned(2)	Percentage of Common Shares Beneficially Owned
Special Situations Fund III QP, L.P. (3)	422,170	(4)	7.04%	304,200	(5)	422,170	6.60%
Special Situations Cayman Fund, L.P. (3)	128,194	(6)	2.14%	92,400	(7)	128,194	2.00%
Happy Holstein Management LLC (the Theo Group)	566,066	(8)	9.44%	283,285	(9)	566,066	9.01%
Tullis Growth Fund II, L.P. (10)	230,961	(11)	3.85%	56,657	(12)	230,961	3.81%
James L. L. Tullis	43,461	(13)	*	13,031	(14)	43,461	*
Sumin Chen	6,798	(15)	*	3,399	(16)	6,798	*
MAZ Partners L.P. (17)	213,203	(18)	3.56%	56,655	(19)	213,203	3.52%
Joseph P. Errico	272,089	(20)	4.51%	28,328	(21)	272,089	4.51%
Daniel Goldberger	84,560	(22)	1.4%	76,486	(23)	33,569	*
Thomas Errico	182,475	(24)	3.03%	68,410	(25)	136,868	2.25%
Trevor Moody	67,780	(26)	1.13%	33,993	(27)	45,118	*
Julie Goldstein	74,011	(28)	1.23%	50,991	(29)	40,017	*
Thomas Patton	41,371	(30)	*	16,573	(31)	30,322	*
Peter Cuneo	47,735	(32)	*	8,497	(33)	42,070	*

* Represents less than 1%.

(1)	Excludes the exercise of any RD Pre-funded Warrants or Warrants, and assumes no further acquisitions of Common Stock by the selling securityholder.

(2)	Assumes the exercise of the Warrants and sale of all Common Shares, including shares exercisable pursuant to the Warrants, available for sale under this prospectus and no further acquisitions of Common Stock by the selling securityholder. The ability to exercise the Warrants and RD Pre-Funded Warrants, as applicable, held by the Selling Securityholders is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants and RD Pre-Funded Warrants, as applicable, was capped at 4.99% (or 9.99% at the election of the holder prior to the date of issuance) beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing 61 days advance notice to the Company. Beneficial ownership as reflected in the selling securityholder table reflects the total number of Common Shares potentially issuable underlying the Warrants and RD Pre-Funded Warrants, as applicable, and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(3)	AWM Investment Company Inc., a Delaware corporation (“AWM”), is the investment advisor to Special Situations Fund III QP, L.P. a Delaware limited partnership (“SSFQP”), and to Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership (“Cayman”). David M. Greenhouse and Adam C. Stettner are the principal owners of AWM. Through their control of AWM, Greenhouse and Stettner share voting and investment control over the portfolio securities of each of SSFQP and Cayman.

(4)	Consists of 422,170 shares of Common Stock.

(5)	Consists of 304,200 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(6)	Consists of 128,194 shares of Common Stock.

(7)	Consists of 92,400 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(8)	Consists of 566,066 shares of Common Stock.

(9)	Consists of 283,285 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(10)	Tullis Growth Partners II, LLC (“Tullis Growth Partners II”) is the general partner of Tullis Growth II, L.P. (“Tullis Growth II”) and may be deemed to beneficially own the shares held by Tullis Growth II. James L.L. Tullis is a Member, Nora Mende is Chief Financial Officer and John Tullis is Manager of each of Tullis Growth Partners II and may be deemed to possess voting and investment control over, and may be deemed to have an indirect beneficial ownership with respect to, the shares held by Tullis Growth II.

(11)	Consists of 230,961 shares of Common Stock.

(12)	Consists of 56,657 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(13)	Consists of 43,461 shares of Common Stock.

(14)	Consists of 13,031 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(15)	Consists of 6,798 shares of Common Stock.

(16)	Consists of 3,399 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(17)	Walter Schenker is the principal and control person of MAZ Partners LP.

(18)	Consists of 213,203 shares of Common Stock.

(19)	Consists of 56,655 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(20)	Consists of 196,066 shares of Common Stock held directly by Mr. Errico and his individual retirement account; 19,869 shares of Common Stock held directly by Mr. Errico’s spouse, minor children and a trust for the benefit of Mr. Errico’s spouse and minor children; and 42,463 options to purchase shares of Common Stock and 13,691 deferred stock units held directly by Mr. Errico.

(21)	Consists of 28,328 shares of Common Stock issuable upon the exercise of PIPE Warrants.

(22)	Consists of 29,985 shares of Common Stock, 3,584 restricted stock units and 50,991 Private Shares.

(23)	Consists of 50,991 Private Shares and 25,495 shares of Common Stock issuable upon the exercise of Private Warrants.

(24)	Consists of 104,905 shares of Common Stock, 14,016 options to purchase shares of Common Stock, 3,623 restricted stock units, 14,324 deferred stock units and 45,607 Private Shares.

(25)	Consists of 45,607 Private Shares and 22,803 shares of Common Stock issuable upon the exercise of Private Warrants.

(26)	Consists of 44,930 shares of Common Stock, 188 options to purchase shares of Common Stock and 22,662 Private Shares.

(27)	Consists of 22,662 Private Shares and 11,331 shares of Common Stock issuable upon the exercise of Private Warrants.

(28)	Consists of 30,681 shares of Common Stock, 5,004 deferred stock units, 4,332 options to purchase shares of Common Stock and 33,994 Private Shares.

(29)	Consists of 33,994 Private Shares and 16,997 shares of Common Stock issuable upon the exercise of Private Warrants.

(30)	Consists of 12,967 shares of Common Stock, 17,355 deferred stock units and 11,049 Private Shares.

(31)	Consists of 11,049 Private Shares and 5,524 shares of Common Stock issuable upon the exercise of Private Warrants.

(32)	Consists of 42,070 options to purchase shares of Common Stock and 5,665 Private Shares.

(33)	Consists of 5,665 Private Shares and 2,832 shares of Common Stock issuable upon the exercise of Private Warrants.

Relationship with Selling Securityholders

As discussed in “Prospectus Summary- Recent Offerings” above, we entered into agreements with the selling securityholders pursuant to which they acquired the Private Shares, Warrants or both, and agreed with the selling securityholders to file a registration statement to enable the resale of the Private Shares and shares of Common Stock issuable upon the exercise of the Warrants.

As of the closing of the Registered Direct Offering and concurrent private placements, Daniel Goldberger, Thomas Errico, M.D., Trevor Moody, Julie Goldstein, Thomas Patton and Peter Cuneo were all members of our board of. Mr. Goldberger was also chief executive officer at the time of closing. Joseph P. Errico was a member of the Board until his resignation in May 2023. Thomas Errico, M.D., is the uncle of Joseph P. Errico. Joseph P. Errico is currently a consultant to us.

Except as discussed above, none of the selling securityholders nor any persons having control over such selling securityholders have held any position or office with us or our affiliates within the last three years nor has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our Common Shares or other securities

DESCRIPTION OF SECURITIES THAT THE SELLING SECURITYHOLDERS ARE OFFERING

The Selling Securityholders are offering for resale up to 1,092,095 shares of our Common Stock including 922,937 shares of our Common Stock issuable upon exercise of the Warrants. The following summary of the terms of our Common Stock is based upon our Certificate of Incorporation and our Amended and Restated bylaws. The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our bylaws, each of which was filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and each of which is incorporated by reference herein. For a description of our Common Stock, see our (i) Registration Statement on Form 8-A, filed with the SEC on June 18, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2—Description of Capital Stock, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 8, 2023.

As of the date of this prospectus, our authorized capital stock consists of 500,000,000 shares of Common Stock, and 1,000,000 shares of preferred stock, par value $0.001 per share.

PLAN OF DISTRIBUTION

We are registering Common Shares, including shares of Common Stock and Common Stock issuable upon exercise of the Warrants, to permit the resale of these Common Shares by the selling securityholders named in this prospectus from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of such shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling securityholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock , including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the provisions of the Private Agreements and Registered Direct Purchase Agreements, or the selling securityholders will be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Lock-Up Agreement

We, and our officers and directors participating in the offering pursuant to the Private Agreements, have agreed, subject to certain exceptions, for a period of 180 days after July 31, 2023, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our Common Stock or any securities convertible into or exchangeable for shares of our Common Stock without the prior written consent of the lead institutional investors in the Registered Direct Offering.

EXPERTS

The consolidated financial statements of electroCore, Inc. as of December 31, 2022 and 2021 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of Common Stock offered pursuant to the registration statement of which this prospectus forms a part, will be passed upon for us by Dentons US LLP, New York, New York. Members of Dentons US LLP may own shares of our Common Stock with a market value in excess of $50,000.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-1 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information including our financial statements with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www.electrocore.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 8, 2023, as amended on May 1, 2023, including the information that is incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 5, 2023;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023 and June 30, 2023, filed with the SEC on May 3, 2023 and August 9, 2023;

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 5, 2023 (other than the portions thereof which are furnished and not filed);

●	our Current Reports on Form 8-K filed on February 14, 2023; February 23, 2023; May 26, 2023; July 31, 2023; and August 9, 2023; and

●	the description of our Common Stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on June 18, 2018, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 8, 2023.

You may access Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Proxy Statement, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website (www.sec.gov) or our website (www.electrocore.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to electroCore, Inc. at 200 Forge Way, Suite 205, Rockaway, New Jersey 07866, Attn: Secretary, or by telephone (973) 290-0097.

electroCore, Inc.

1,092,905 shares of Common Stock

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PROSPECTUS

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September 1, 2023